Exhibit 10.20

GLU MOBILE INC.

SUMMARY OF INDEPENDENT NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Effective as of April 25, 2019)

On April 25, 2019, the Board of Directors (the “Board”) of Glu Mobile Inc. (“Glu,” “our,” “we” or similar terms) approved the following program with respect to the compensation of our independent non-employee directors effective immediately:

Cash Compensation

Annual Retainer Fee:	$40,000
Lead Director or Chairman of the Board Fee:	$25,000
Annual Committee Fees:
Audit Committee Chair	$20,000
Audit Committee Member (other than Chair)	$10,000
Compensation Committee Chair	$15,000
Compensation Committee Member (other than Chair)	$7,500
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member (other than Chair)	$5,000
Strategy Committee Chair	$20,000
Strategy Committee Member (other than Chair)	$5,000

All cash compensation will be paid in quarterly installments based upon continuing service. We will also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Equity Compensation

Each year immediately following our annual meeting of stockholders, each Glu independent non-employee director will receive an additional equity award of the lesser in value of (1) stock options and restricted stock units (“RSUs”) awards having an aggregate grant date fair value of $235,000, with the number of stock options and RSUs allocated to provide an equal value of each equity instrument, or (2) the aggregate grant date fair value of (a) an RSU covering 25,000 shares of our common stock and (b) a stock option to purchase 50,000 shares of our common stock.  Both the stock option and RSU awards will vest on the earlier to occur of (a) the first anniversary of the grant date and (b) the date of our next annual meeting of stockholders that follows the grant date.

At the time he or she joins the Board, each new independent non-employee director will receive the lesser in value of (1) stock options and RSUs having an aggregate grant date fair value of $352,500, with the number of stock options and RSUs allocated to provide an equal value of each equity instrument, or (2) the aggregate grant date fair value of (a) an RSU covering 37,500 shares of our common stock and (b) a stock option to purchase 75,000 shares of our common stock.  The RSU will vest as to 33⅓% of the total number of shares subject to the RSUs on the first anniversary of the grant date and thereafter vest in equal quarterly installments over the next two years following the first vesting date on the same day of each third month. The stock option will vest as to 33⅓% of the underlying shares on the first anniversary of the grant date and thereafter vest pro rata monthly over the next 24 months.